Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of AirNet Technology Inc. (formerly known as AirMedia Group Inc.) on Form S-8 (file No.333-148352, No.333-164219, No.333-183448 and No. 333-187442) and on Form F-3 (file No.333-161067) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated May 6, 2021, with respect to our audits of the consolidated financial statements of AirNet Technology Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 appearing in the Annual Report on Form 20-F of AirNet Technology Inc. for the year ended December 31, 2020.

Marcum Bernstein & Pinchuk LLP

/s/ Marcum Bernstein & Pinchuk LLP

New York, NY

May 6, 2021